Exhibit 10(qq)

DEFERRED SHARE AGREEMENT

This Deferred Share Agreement, dated as of October 9, 2007 (this “Agreement”) by and among Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership (“Parent”), and Michael Greene (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February 25, 2007 (the “Merger Agreement”), by and among Parent, Texas Energy Future Merger Sub Corp, a Texas corporation (“Merger Sub”), and TXU Corp. (which is expected to be renamed Energy Future Holdings Corp. following the merger), a Texas corporation (the “Company”), and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, immediately following the closing of the Merger (the “Closing”), Parent will own 1,657,700,412.5 shares of common stock, no par value, of the Company (“Shares”), the fair market value of which is expected to be $5.00 per Share based upon the fully diluted equity of the Company immediately following the Merger;

WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company as a member of the Company’s Senior Leadership Team;

WHEREAS, in connection with Executive’s continued employment with the Company, Parent is willing to agree to deliver, or cause the Company to deliver, Shares on the Distribution Date., as defined below, and the Executive is willing to agree to forego any entitlement to receive from the Company on January 2, 2008 certain payments in respect of outstanding awards issued in 2005, 2006 and 2007 under the TXU Long-Term Incentive Compensation Plan (“LTIP Awards”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFERRED SHARE AWARD

1.1 Number of Shares. Parent shall, or shall cause the Company, to deliver 600,000 Shares to the Executive on the Distribution Date; provided, however, that if, after the Closing and prior to the Distribution Date, there is a merger, spin-off, stock dividend, recapitalization, reorganization, stock split or other similar event that results in an adjustment to an outstanding Share, the number of Shares to be delivered on the Distribution Date pursuant to Section 1.1 shall be adjusted by the Board of Directors of the Company (or a committee thereof) in a manner which is necessary to reflect the effect of such event on the Shares, consistent with the treatment of stockholders of the Company.

1.2 Distribution Date.

(a) The Shares shall be delivered to the Executive on the “Distribution Date”, which, subject to Section 3.1 below, shall be the earlier of the following dates:

(1) the occurrence of Executive’s separation of service, or, if necessary to meet the distribution requirement of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the date that is six months and one day following such separation; and

(2) the occurrence of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company occurring after the Closing;

in each case within the meaning of, and interpreted in a manner consistent with regulations under, Section 409A of the Code.

(b) Notwithstanding Section 1.2(a), in no event shall the Distribution Date be a date prior to January 2, 2008.

(c) In the event of the Executive’s death, any distribution to which the Executive would be entitled shall be made to the Executive’s estate or in accordance with the Executive’s will, the designated beneficiary.

1.3 Dividends. If there is any dividend or distribution in respect of outstanding Shares, the Executive shall be entitled to receive a payment in respect of the Shares in the amount and form, and at the time, that such payment would have been made had the Executive actually held the underlying Shares, subject to applicable withholding taxes.

1.4 Right to Diversify. If, prior to the Distribution Date, any of the Shares, had they been delivered to the Executive, would be released from the transfer restrictions contained in the Management Stockholders Agreement and could have been sold by the Executive without violation of applicable law or the Company’s trading policy, then upon and following the time of such release, the Executive shall have the right (a “Diversification Right”), exercisable by written notice to the Company and subject to reasonable administrative limitations, to convert his right to receive any or all of the Shares on the Distribution Date into a right to receive cash on the Distribution Date. In addition, the Executive shall have a Diversification Right with respect to any Shares that he would have been permitted to sell under the Sale Participation Agreement had he actually owned the Shares. In the event the Executive exercises a Diversification Right with respect to any Shares, the cash to be delivered to him on the Distribution Date shall equal the Fair Market Value (as defined in Exhibit A) of the Shares as to which the Diversification Right was exercised on the date of such exercise, as subsequently credited with investment returns based on notional investments as selected by the Executive from time to time following exercise of the Diversification Right from among those that the Company shall make available from among those notional investments under any nonqualified deferred compensation plan then maintained by the Company (or, if no such notional investments are made available, with compound annual interest equal to the prevailing prime rate plus 2 percentage points, but in no event shall it exceed the Company’s borrowing rate).

1.5 Distribution Date on January 2, 2008. If the Distribution Date is January 2, 2008 by reason of the Executive’s separation from service on or prior to such date, then in lieu of delivering Shares, Parent shall, or shall cause the Company to, deliver cash equal to the product of the number of Shares set forth in Section 1.1 and $5.00.

ARTICLE II

ADDITIONAL AGREEMENTS

2.1 Reduction of LTIP Payment. The amount of any payment to which the Executive otherwise may become entitled to receive from the Company on January 2, 2008 in respect of his LTIP Awards (the “LTIP Payment”) shall be reduced by an amount equal to the product of the number of Shares set forth in Section 1.1 and $5.00. To the extent such product equals or exceeds the LTIP Payment, he shall not receive any LTIP Payment, and the number of Shares set forth in Section 1.1(a) shall be reduced, and shall instead be equal to the LTIP Payment to which he otherwise would have been entitled to receive but for this Agreement, divided by $5.00.

2.2 Additional Agreements. As soon as practicable following the Closing, the Executive and Parent or the Company shall negotiate in good faith to enter into the following definitive agreements:

(i) a Management Stockholders Agreement;

(ii) a Sale Participation Agreement;

(iii) a Stock Option Agreement; and

(iv) an Employment Agreement (the “Definitive Agreements”).

The terms and conditions of the Definitive Agreements shall be consistent with the terms and conditions set forth on Exhibit A hereto, although the parties may negotiate in good faith additional terms and conditions not inconsistent with those set forth on Exhibit A. The rate of base salary set forth in Exhibit A shall take effect upon the Closing, regardless of when Definitive Agreements are entered into.

ARTICLE III

TAX MATTERS

3.1 Tax Withholding and Reporting. Upon any Distribution Date, the Company shall be entitled to withhold from any payment or distribution to the Executive an amount necessary to satisfy applicable withholding taxes that become due by reason of such payment or distribution. Parent acknowledges that for income tax purposes, the Executive will include into his 2008 income only the LTIP Payment actually received on January 2, 2008, and will not include into income any amount payable on the Distribution Date until payment is actually made on the Distribution Date. Parent shall cause the Company to report and file all Company tax returns and information reports (including Form W-2) consistent with such position; provided, however, that if on or prior to December 31, 2007, the Company makes a good faith determination that it is required to treat the Fair Market Value of the Shares as wages on January 2, 2008, then the Distribution Date shall be January 2, 2008; provided further that in such case Parent shall, or shall cause the Company to, immediately repurchase such number of Shares that, on the Distribution Date, have a Fair Market Value equal to the minimum statutory tax withholding obligation attributable to delivery of the Shares.

3.2 Delivery Before Liquidity. If, on the Distribution Date, (i) Shares are to be delivered to the Executive, and (ii) the Executive cannot resell promptly within a reasonable time thereafter such Shares either because there is no public market for the Shares, or the Executive is restricted under the Management Stockholders Agreement, Company trading policies or applicable securities law from selling the Shares, Parent shall, or shall cause the Company to, immediately repurchase such number of Shares that, on the Distribution Date, have a Fair Market Value equal to the minimum statutory tax withholding obligation attributable to delivery of the Shares.

3.3 Tax Assessment Prior to Distribution Date. If there is a final tax assessment against the Executive that any LTIP Payment not made by reason of this Agreement should have been included in the Executive’s income in 2008, or any amount otherwise payable under this Agreement is taxable in a year prior to the year that includes the Distribution Date, Parent shall, or shall cause the Company to, immediately pay or distribute the cash or Shares that otherwise would have been paid or delivered on the Distribution Date, and if the Executive cannot promptly within a reasonable time thereafter resell such Shares either because there is no public market for the Shares, or the Executive is restricted under the Management Stockholders Agreement, Company trading policies or applicable securities law from selling the Shares, Parent shall, or shall cause the Company to, immediately repurchase such number of Shares that, on the Distribution Date, have a Fair Market Value equal to the amount of such tax assessment (or, if such assessment exceeds the Fair Market Value of all of the Shares, then all of the Shares will be repurchased).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Executive as of the date hereof and the date of the Closing that:

4.1 Corporate Existence and Power. Parent is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby are within Parent’s limited partnership powers and have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent. Assuming this Agreement is the valid and binding agreement of each of the Executive, this Agreement constitutes the legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors’ rights generally and general equitable principles.

4.3 Noncontravention. The execution, delivery and performance by Parent of this Agreement does not and will not (a) violate the certificate of limited partnership or limited partnership agreement of Parent, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Parent, (c) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or to a loss of any benefit to which Parent is entitled under any provisions of any agreement or other instrument binding upon Parent or any of its assets or properties or (d) result in the creation or imposition of any material mortgage, lien, pledge, charge, security interest or encumbrance on any property or asset of Parent.

4.4 Valid Issuance of Securities. The Shares which may be issued to the Executive hereunder will, when issued and delivered in accordance with the terms hereof, have been duly and validly authorized and issued and will be fully paid and nonassessable.

ARTICLE V

CONDITIONS TO SHARE CLOSING; TERMINATION

5.2 Termination. This Agreement shall terminate with respect to Parent and the Executive automatically without any action on the part of the parties hereto on the termination of the Merger Agreement in accordance with the terms thereof

5.3 Effect of Termination. If this Agreement is terminated pursuant to Section 5.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent or the Executive. Notwithstanding the foregoing, the provisions in Sections 6.4, 6.5 and 6.6 will survive the termination hereof

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

if to Parent, to:

Texas Energy Future Holdings Limited Partnership c/o

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Attention: Marc Lipschultz

Facsimile: (212) 750-0003

and

TPG Capital, L.P.

301 Commerce Street, Suite 3300

Forth Worth, Texas 76102

Attention: Clive Bode

Facsimile: (817) 871-4000

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: David J. Sorkin

        Andrew W. Smith

Facsimile: (212) 455-2502

if to the Executive, at the Executive’s address as set forth on the signature page hereto with copies to:

Morgan Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: Gary Rothstein

Facsimile: (212) 309-6001.

6.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of (a) Parent, in the case of assignment, delegation or transfer of any rights or obligations hereunder by a Executive, and (b) the Executive, in the case of assignment, delegation or transfer of any rights or obligations hereunder by Parent.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any otherwise governing principles of conflicts of law.

6.5 Jurisdiction; Arbitration.

(a) In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator. Such arbitration process shall take place in Dallas, Texas. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(b) In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each party to this Agreement shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator. If the Executive substantially prevails on any of his substantive legal claims, then Parent shall, or shall cause the Company to, reimburse all legal fees and arbitration fees incurred by the Executive to arbitrate the dispute.

6.6 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

6.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement shall not affect the Executive’s rights under the Company’s Executive Change in Control Policy and 2005 Executive Severance Plan unless and until expressly superseded by any of the Definitive Agreements.

6.9 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

6.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP

By: Texas Energy Future Capital Holdings LLC, its general partner

By:
Name:
Title:

Executive

/s/ Michael S. Greene
Print Name: Michael S. Greene
Address:

[Signature Page to Deferred Share Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP

By: Texas Energy Future Capital Holdings LLC, its general partner

By:	/s/ Jonathan Smidt
Name:	Jonathan Smidt
Title:	Vice President and Treasurer

Executive

Print Name:
Address:

[Signature Page to Deferred Share Agreement]